UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2014

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35322	45-1836028
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

One Williams Center, Tulsa, Oklahoma		74172-0172
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 979-2012

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2014, the Board of Directors (the “Board”) of WPX Energy, Inc. (the “Company” or “WPX Energy”) elected Karl F. Kurz as a member of the Board, effective immediately. Mr. Kurz was also appointed to serve as a member of the Nominating and Governance Committee of the Board. A copy of the press release announcing his election is attached hereto as Exhibit 99.1.

As a member of the Board who is not employed by the Company or one of its subsidiaries (a “non-employee director”), the Company will pay Mr. Kurz an annual cash retainer of $75,000 in four quarterly installments.

Pursuant to the Company’s 2013 Incentive Plan, Mr. Kurz will also receive an annual equity retainer of $185,000 to be paid in the form of restricted stock, which will vest after one year and will be subject to a requirement that 50% of the vested stock, net of taxes, be retained by him until he has achieved the minimum ownership guidelines applicable to the Company’s directors. For his service between his appointment and the May 22, 2014 annual meeting of stockholders, Mr. Kurz will receive an additional prorated grant with a value equal to $61,667.

The Company will reimburse Mr. Kurz for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings, as well as reasonable expenses associated with other business activities, including participation in director education programs.

As a non-employee director, Mr. Kurz will be eligible to participate in a matching gift program for eligible charitable organizations. The maximum gift total for a participant in the matching gift program will be $10,000 in any calendar year.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description

99.1	Press Release dated January 8, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPX ENERGY, INC.

By:	/s/ Stephen E. Brilz
Stephen E. Brilz Vice President and Secretary

DATED: January 10, 2014

Exhibit No.	Description

99.1	Press Release dated January 8, 2014